Exhibit 1.3

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

March 20, 2025

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (the “Amendment No. 1”) is entered into as of the date first written above by and between Monte Rosa Therapeutics, Inc., a Delaware corporation (the “Company”), and Jefferies LLC, as sales agent and/or principal (the “Agent”), as parties to that certain Open Market Sale AgreementSM, dated July 1, 2022 (the “Sales Agreement”) relating to the offering of up to $100,000,000 of the Company’s common stock, par value $0.0001 per share (the “Common Shares”).

On the date hereof, the Company has filed or will file a Prospectus Supplement relating to the offering of the Common Shares (the “2025 ATM Prospectus Supplement”), to the base prospectus, dated March 20, 2025, contained in the registration statement on Form S-3 to be filed on March 20, 2025 (the “2025 Registration Statement”).

This Amendment No. 1, among other things, removes the maximum aggregate offering price of the Common Shares to be issued and sold pursuant to the Sales Agreement. All capitalized terms not defined herein shall have the meanings ascribed to them in the Sales Agreement.

The parties, intending to be legally bound, hereby amend the Sales Agreement, as follows:

1. The preamble to the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Monte Rosa Therapeutics, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”) on the terms set forth in this agreement (this “Agreement”).”

2. Section 3(d) of the Sales Agreement is hereby amended by deleting the last sentence of such section in its entirety and replacing it with the following:

“The fees and disbursements of the Agent’s counsel pursuant to subsections (vi) and (vii) above shall not exceed (A) $75,000 in connection with delivery of the first Issuance Notice and (B) $15,000 in connection with each Triggering Event Date (as defined below) on which the Company is required to provide a certificate pursuant to Section 4(o).”

3. Section 4(p) to the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“Legal Opinions. On or prior to the date of the first Issuance Notice and on or prior to each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, a negative assurances letter and the written legal opinion of Goodwin Procter LLP, counsel to the Company, Latham & Watkins LLP, counsel to the Agent, and Goodwin Procter LLP, intellectual property counsel to the Company, each dated the date of delivery, in form and substance reasonably satisfactory to Agent and its counsel, substantially similar to the form previously provided to the Agent and its counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented. In lieu of such opinions for subsequent periodic filings, in the discretion of the Agent, the Company may furnish a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter, modified as appropriate for any passage of time or Triggering Event Date (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Triggering Event Date).”

4. The term “Representation Date” is hereby amended to include (1) the date of the Sales Agreement, (2) each Issuance Notice Date, (3) each Settlement Date, (4) each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o), (5) the date of this Amendment No. 1 and (6) as of each Time of Sale.

5. For the avoidance of doubt, any reference to “Registration Statement” and “Original Registration Statement” in the Sales Agreement shall be deemed to include the (i) 2025 ATM Registration Statement and (ii) any one or more additional registration statements filed by the Company from time to time that contain a base prospectus and related prospectus or prospectus supplement, if applicable, with respect to the Shares. Any reference to “Base Prospectus” shall be deemed to include (i) the base prospectus that the 2025 ATM Registration Statement contains and (ii) any base prospectus included in subsequent registration statements filed by the Company from time to time relating to the Shares. Any reference to “Prospectus” shall be deemed to include the 2025 ATM Prospectus Supplement and, as applicable, future ATM prospectus supplements relating to a particular issuance of the Shares.

6. The Company represents and warrants to the Agent that this Amendment No. 1 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

7. The Company covenants and agrees with the Agent as follows: (1) on the date hereof, the Company will file a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Common Shares which may be issued and sold pursuant to the Sales Agreement as amended by this Amendment No. 1; and (2) on or prior to the date of the first Issuance Notice since the date hereof, the Company shall deliver or caused the be delivered to Agent the following:

a.	A certificate pursuant to and in accordance with the terms of Section 4(o) of the Sales Agreement;

b.

A negative assurances letter and the written legal opinion of Goodwin Procter LLP, counsel to the Company, and the legal opinion of Goodwin Procter, intellectual property counsel to the Company, each dated the date of delivery, in form and substance reasonably satisfactory to Agent and its counsel, pursuant to and in accordance with the terms of Section 4(p) of the Sales Agreement;

c.

A comfort letter, dated the date of delivery, of Deloitte & Touche LLP, the independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the 2025 ATM Registration Statement, pursuant to and in accordance with the terms of Section 4(q) of the Sales Agreement; and

d.	A certificate executed by the Secretary of the Company, signing in such capacity, dated the date of delivery, pursuant to and in accordance with the terms of Section 4(r) of the Sales Agreement.

8. Without limiting any other agreement, including Section 3(d) of the Sales Agreement, as applicable, the Company agrees to pay all costs, fees and expenses incurred in connection with the entry into this Amendment No. 1 and the performance of the Company’s obligations under the Sales Agreement, as further amended by this Amendment No. 1, and the transactions contemplated hereby and thereby, including without limitation, (i) all filing fees, attorneys’ fees and expenses incurred by the Company or any Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares authorized by this Amendment No. 1 for offer and sale under the state securities or blue sky laws and (ii) the reasonable and documented fees and disbursements of the Agent’s counsel, including the reasonable fees and expenses of counsel for the Agent in connection with, filing fees incident to FINRA and FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares authorized by this Amendment No. 1. The fees and disbursements of Agent’s counsel pursuant to subsections (i) and (ii) above shall not exceed $75,000. For the avoidance of doubt, the $75,000 of fees and disbursements of Agent’s counsel that may become payable by the Company hereunder shall be in addition to the fees and disbursements of Agent’s counsel in connection with entering into the Sales Agreement, that were paid by the Company under Section 3(d) of the Sales Agreement prior to the date hereof, and the fees and disbursements of Agent’s Counsel that may become payable by the Company pursuant to Section 3(d) of the Sales Agreement as amended by this Amendment No. 1 in connection with each Triggering Event Date on which the Company is required to provide a certificate pursuant to Section 4(o) of the Sales Agreement.

9. The Sales Agreement, as amended by this Amendment No. 1, represents the final agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment No. 1 may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

10. The invalidity or unenforceability of any section, paragraph or provision of this Amendment No. 1 shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment No. 1 is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable. All references in the Sales Agreement to the “Agreement” shall mean the Sales Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Sales Agreement shall (i) continue to refer to the date of the Sales Agreement, unless otherwise amended pursuant to this Amendment No. 1, and (ii) refer to each of the date of the Sales Agreement and the date of this Amendment No. 1, as the context requires, with respect to Section 2(b), Section 2(ff), Section 4(f) and Section 8(a).

11. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby or by the Sales Agreement (each, a “Related Proceeding”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Sales Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

12. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Amendment No. 1 shall have the same validity and effect as a signature affixed by the party’s hand.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 1 shall constitute a binding amendment to the Sales Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Donald Lynaugh
Name:	Donald Lynaugh
Title:	Managing Director

ACCEPTED as of the date first written above:

MONTE ROSA THERAPEUTICS, INC.

By:	/s/ Markus Warmuth
Name:	Markus Warmuth
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sales Agreement]